Exhibit 10.1

Execution Version

SECURITIES SUBSCRIPTION AGREEMENT

OAKTREE ORGANICS, L.P.

and

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P.

and

SUNOPTA INC.

and

SUNOPTA FOODS INC.

______________________

October 7, 2016
______________________

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6.3	Amendments and Waivers	29
6.4	Assignment	29
6.5	Successors and Assigns	29
6.6	Further Assurances	29
6.7	Counterparts	29
6.8	Expenses	30

- ii -

SECURITIES SUBSCRIPTION AGREEMENT

                          THIS AGREEMENT made the 7th day of October, 2016,

B E T W E E N:

OAKTREE ORGANICS, L.P.,
a limited partnership existing under the laws of the State of Delaware,

- and -

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P.,
a limited partnership existing under the laws of the State of Delaware,

(collectively, hereinafter referred to as the "Investors" and each an "Investor"),

- and -

SUNOPTA INC., a corporation existing under the laws of Canada,

(hereinafter referred to as the "Parent"),

- and -

SUNOPTA FOODS INC., a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as the "Issuer").

                          WHEREAS the Issuer has agreed to issue to the Investors, and the Investors have agreed to purchase from the Issuer, an aggregate of 85,000 Preferred Shares (the "Purchased Preferred Shares") in accordance with the provisions hereof;

                           NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                    Defined Terms

                          For the purposes of this Agreement (including the recitals and the Schedules hereto), unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"ABL Lenders" means the lenders from time to time party to the ABL Loan Agreement;

"ABL Loan Agreement" means the asset-based revolving credit facility dated as of February 11, 2016 between the Parent, the Issuer and The Organic Corporation B.V., as borrower, and certain other subsidiaries of the Parent, as borrowers and guarantors, Bank of America, N.A., Bank of America, N.A. (acting through its Canada branch), Bank of America, N.A. (acting through its London branch), Rabobank Nederland, Canadian branch, Bank of Montreal, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association and Wells Fargo Capital Finance Corporation Canada, and the ABL Lenders, as lenders;

"Act" means the Canada Business Corporations Act;

"Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For the purposes of this definition, "control" when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Person, whether through the ownership of voting securities, by contract, or otherwise;

"Aggregate Proceeds" has the meaning given to such term in Section 2.1;

"Audited Financial Statements" means the audited consolidated financial statements of the Parent as at and for the years ended January 2, 2016 and January 3, 2015, including the notes thereto, together with the auditor's report thereon, as contained in the Parent's Annual Report on Form 10-K for the fiscal year ended January 2, 2016;

"Board Observer" means the Investors' initial Board Observer (as defined in the Investor Rights Agreement);

"Business Day" means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of Ontario or the State of New York and (b) a day on which banks are generally closed in the Province of Ontario or the State of New York;

"Canadian Securities Laws" means the applicable securities legislation of each of the Reporting Jurisdictions and all published regulations, policy statements, orders, rules, instruments, rulings and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended from time to time or replaced;

"Canadian Securities Commissions" means the securities commissions or similar securities regulatory authorities in each of the Reporting Jurisdictions;

 "Closing" means the closing of the purchase and sale and/or issuance of the Purchased Preferred Shares and the completion of the other transactions contemplated by the Transaction Agreements to be completed at such time;

"Closing Date" means the date hereof;

"Closing Time" means 8:00 a.m. (Toronto time) on the Closing Date;

"Common Shares" means the common shares in the capital of the Parent;

"Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument, arrangement, understanding or other commitment;

"Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse interest, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege, other third party interest or any Contract to create any of the foregoing;

"Exchange Agreement" means the exchange and support agreement to be entered into between the Investors, the Parent and the Issuer on the Closing Date;

"Exchange Common Shares" means the Common Shares issuable or deliverable to the Investors upon exchange of the Purchased Preferred Shares pursuant to the terms thereof or the Exchange Agreement, as applicable;

"FDA" means the United States Food and Drug Administration;

"Financial Statements" means, collectively, the Audited Financial Statements and the Interim Financial Statements;

"Governmental Entity" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange;

"Intellectual Property" means any of the following in any jurisdiction in the world: (a) registered copyrights, copyright applications, and rights in original works of authorship; (b) patents and patent applications; (c) trademarks, service marks, trade names, trade dress, logos, slogans, registrations and pending applications to register any of the foregoing, (d) Internet domain name registrations; (e) confidential and proprietary information, including trade secrets and know-how, inventions (whether or not patentable and whether or not reduced to practice), processes, procedures, methods, specifications, and designs, (f) rights in software, data and databases; and (g) all other intellectual property and proprietary rights;

"Interim Financial Statements" means the interim unaudited consolidated financial statements of the Parent, together with the notes thereto, as contained in the Parent's Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2016;

"Investor Nominees" means Dean Hollis and Albert D. Bolles;

"Investor Rights Agreement" means the investor rights agreement to be entered into between the Investors, the Parent and the Issuer on the Closing Date;

"Laws" means any and all federal, state, provincial, regional, local, municipal or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, proclamations, directives, codes, edicts, Orders, rules, regulations, rulings or requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and includes Securities Laws;

"Lenders' Waivers" means the waivers or amendments, as applicable, of (a) the Second Lien Lenders pursuant to the Second Lien Loan Agreement and (b) the ABL Lenders pursuant to the ABL Loan Agreement, in each case with respect to the creation, issuance and delivery of the Purchased Preferred Shares to the Investors;

"Losses" means, in respect of any matter, all reasonable claims, complaints, demands, proceedings, actions, causes of action, orders, judgments, awards, penalties, fines, losses, damages, liabilities, costs and expenses (including, without limitation, any and all reasonable legal fees) arising directly or indirectly as a consequence of such matter; provided, however, "Losses" excludes any and all punitive damages, damages for lost profits and exemplary damages;

"Material Adverse Effect" means any change, effect, event, occurrence or circumstance that individually or in the aggregate, is or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), operations, results of operations, capital, property, assets or liabilities of the Parent and its subsidiaries on a consolidated basis or the ability of the Parent and its subsidiaries to perform their obligations under the Transaction Agreements in a timely fashion; provided, however, that no change, effect, event, occurrence or circumstance arising from or relating to any of the following shall constitute a Material Adverse Effect: (a) the announcement of the execution of this Agreement or the transactions contemplated herein or in the other Transaction Agreements or the performance of the covenants and obligations herein or therein; (b) any action taken by the Parent or the Issuer at the request of the Investors or as required under this Agreement or the failure to take any action prohibited by this Agreement; (c) any change, effect, event or circumstance generally affecting the food industry as a whole; (d) general political, economic, financial, currency exchange or securities market conditions; (e) any natural disaster or act of terrorism or outbreak or escalation of hostilities or armed conflict, or any governmental response to the foregoing; or (f) any adoption, change or prospective change in Laws, or the interpretation or administration thereof, by any Governmental Entity or any changes in Canadian or U.S. generally accepted accounting principles; except in the case of clause (c), (d) or (f) where such change, effect, event or circumstance has a materially disproportionate effect on the Parent and its subsidiaries on a consolidated basis relative to other comparable companies operating in the same industry;

"Material Subsidiaries" means the subsidiaries of the Parent set out in Schedule B;

"Money Laundering Laws" has the meaning given to such term in Section 3.1(ii);

"NASDAQ" means NASDAQ Global Select Market or any successor thereto;

"NI 45-106" means National Instrument 45-106 – Prospectus Exemptions;

"NI 52-109" means National Instrument 52-109 – Certification of Disclosure in Issuers' Annual and Interim Filings;

"Observer Agreement" means the observer governance and confidentiality agreement to be entered into between the Parent and the Board Observer;

"Order" means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law;

"Person" means and includes any individual, company, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity and any Governmental Entity;

"Preferred Shares" means the shares of Series A Preferred Stock in the capital of the Issuer;

"Proportionate Share" means each Investor's proportionate share of the Purchased Preferred Shares and Aggregate Proceeds, as set out in Schedule A;

"Public Disclosure Documents" means, collectively, all of the documents which have been filed by or on behalf of the Parent on www.sedar.com or on the SEC's Electronic Data Gathering, Analysis and Retrieval system since January 1, 2015 with the relevant Securities Regulators pursuant to the requirements of Securities Laws and any documents incorporated by reference therein;

"Purchased Preferred Shares" has the meaning given to such term in the recitals hereto;

"Reporting Jurisdictions" means each of the provinces of British Columbia, Alberta, Manitoba, Ontario and Saskatchewan and the United States;

"SEC" means the United States Securities and Exchange Commission;

"Second Lien Lenders" means the lenders from time to time party to the Second Lien Loan Agreement;

"Second Lien Loan Agreement" means the second lien loan agreement dated as of October 9, 2015 between, among others, the Parent, the Issuer, as borrower, certain subsidiaries of the Parent, as guarantors, Bank of Montreal, as administrative agent and collateral agent, BMO Capital Markets Corp. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, as joint lead arrangers and joint bookrunners, and the Second Lien Lenders, as lenders;

"Securities Laws" means the Canadian Securities Laws, the U.S. Securities Act and the U.S. Exchange Act;

"Securities Regulators" means any Canadian Securities Commission or the SEC, as applicable;

"Shareholder Rights Plan" means the amended and restated shareholder rights plan agreement dated as of November 10, 2015 between Parent and American Stock Transfer and Trust Company, LLC, as rights agent, as amended and restated as of April 18, 2016;

"Special Voting Shares" means the Special Shares, Series 1 in the capital of the Parent which entitle the holder of record to one vote per share at meetings of the holders of Common Shares;

"subsidiary" has the meaning given to such term in the Act;

"Transaction Agreements" means this Agreement, the Investor Rights Agreement, the Exchange Agreement, the Voting Trust Agreement and the Observer Agreement;

"Trustee" means the trustee named in the Voting Trust Agreement;

"TSX" means the Toronto Stock Exchange or any successor thereto;

"United States" means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

 "U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same may hereafter be amended from time to time or replaced;

"U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same may hereafter be amended from time to time or replaced; and

"Voting Trust Agreement" means the voting trust agreement to be entered into between the Investors, the Trustee, the Parent and the Issuer on the Closing Date.

1.2                    Rules of Construction

                          In this Agreement:

(a)

the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an "Article", "Section" or "Schedule" followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word "including" is deemed to mean "including without limitation";

(f)	the terms "party" and "the parties" refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)

any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	all dollar amounts refer to United States currency;

(j)

any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(k)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3                    Entire Agreement

                          The Transaction Agreements and the terms of the Preferred Shares and the Special Voting Shares constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. Unless otherwise agreed upon in writing by the parties, there are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the Transaction Agreements and the terms of the Preferred Shares and the Special Voting Shares.

1.4                    Time of Essence

                          Time shall be of the essence of this Agreement.

1.5                    Governing Law and Submission to Jurisdiction

            (a)        This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

            (b)        Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.6                    Severability

                          If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.7                    Accounting Principles

                          Any reference in this Agreement to generally accepted accounting principles refers to accounting principles which have been established as generally accepted in the United States for financial reporting, applied on a consistent basis, and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

1.8                    Knowledge

                          For the purposes of this Agreement, with respect to any matter, the knowledge of the Parent or the Issuer shall mean the actual knowledge of Hendrik Jacobs, President and Chief Executive Officer of the Parent, Robert McKeracher, Vice President and Chief Financial Officer of the Parent, Jill Barnett, General Counsel of the Parent and Craig Hanna, Vice President, Corporate Development of the Parent after making reasonable inquiry concerning the matters in question.

1.9                    Schedules

                          The following Schedules are attached to and form an integral part of this Agreement:

Schedule A - Investors' Proportionate Share
Schedule B - Material Subsidiaries

ARTICLE 2
PURCHASE OF SECURITIES

2.1                    Purchase of Purchased Preferred Shares

                          On the terms and subject to the conditions of this Agreement, each Investor hereby subscribes for and purchases from the Issuer, and the Issuer hereby issues and sells to each Investor, each Investor's Proportionate Share of the Purchased Preferred Shares, for consideration of an aggregate amount of $85,000,000 (the "Aggregate Proceeds").

2.2                    Payment of Aggregate Proceeds

                          At the Closing Time each Investor shall pay, or cause to be paid, to or as directed by the Parent and the Issuer in full satisfaction of the subscription price for the Purchased Preferred Shares, its Proportionate Share of the Aggregate Proceeds by wire transfer in immediately available funds.

2.3                    Use of Proceeds

                          The Parent and the Issuer shall use the Aggregate Proceeds to prepay a portion of the principal outstanding under the Second Lien Loan Agreement and pay expenses associated with the transactions contemplated hereunder and under the other Transaction Agreements.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                    Representations and Warranties of the Parent and the Issuer

                          The Parent and the Issuer jointly and severally represent and warrant to each of the Investors as follows as of the date hereof and acknowledge that each of the Investors are relying on such representations and warranties in entering into this Agreement and completing its respective subscription for the Purchased Preferred Shares:

            (a)        Organization. Each of the Parent, the Issuer and each other Material Subsidiary of the Parent has been duly incorporated or otherwise organized and is validly existing in good standing under the Laws of the jurisdiction of its incorporation or formation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Public Disclosure Documents and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to obtain such qualification or good standing would not reasonably be expected to have a Material Adverse Effect.

            (b)        Authorization. Each of the Parent and the Issuer has the requisite corporate power and authority to enter into each of the Transaction Agreements to which it is a party, and to perform its obligations thereunder. Each of the Transaction Agreements to which the Parent or the Issuer is a party (i) has been duly authorized, (ii) has been duly executed and delivered by the Parent or the Issuer, as applicable, and (iii) is a valid and binding agreement of the Parent or the Issuer, as applicable, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

            (c)        Authorized and Issued Capital. The authorized capital of the Parent consists of (i) an unlimited number of Common Shares and (ii) an unlimited number of special shares, of which the Special Voting Shares have been designated as the first series. As of the close of business on the day prior to the Closing Date, the Parent had 85,653,788 Common Shares and no special shares issued and outstanding. The authorized capital of the Issuer consists of (i) 2,000 shares of common stock, no par value and (ii) 85,000 shares of preferred stock, par value $0.001 per share. As of the close of business on the day prior to the Closing Date, the Issuer had no shares of preferred stock outstanding. All Common Shares outstanding and all Common Shares reserved for issuance, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable.

            (d)        Subsidiaries. All the outstanding shares of capital stock or other equity interests of the Issuer and of each other Material Subsidiary of the Parent have been duly and validly authorized and issued and are fully paid and non-assessable. All of the outstanding shares of capital stock or other equity interests of the Issuer and each other Material Subsidiary of the Parent are owned directly or indirectly by the Parent, in each case, free and clear of Encumbrances, except (A) as set out in the Public Disclosure Documents or (B) for pledges of such equity interests under the ABL Loan Agreement and the Second Lien Loan Agreement.

            (e)        No Options. There are no securities convertible into, or exchangeable or exercisable for, or other rights to acquire from the Parent or the Issuer, as applicable, Common Shares or other equity interests in the Parent or the Issuer, other than (i) as disclosed or referred to in the Financial Statements, (ii) securities issued in the normal course after July 2, 2016 in connection with the issuance of employee stock options, restricted share units or performance share units by the Parent, (iii) rights pursuant to the Parent's employee stock purchase plan and (iv) as contemplated by the Transaction Agreements.

            (f)        Issuance of Purchased Preferred Shares. The Issuer has full corporate power and authority to issue the Purchased Preferred Shares. The issuance of the Purchased Preferred Shares has been duly authorized and, upon payment of the Aggregate Proceeds, the Purchased Preferred Shares will be validly issued as fully paid and non-assessable Preferred Shares of the Issuer. At the Closing Time, the Investors will be the legal and registered owners of the Purchased Preferred Shares and will have good title thereto free and clear of all Encumbrances, other than as may be imposed as a result of the application of any Laws applicable to the Investors or as are imposed as a result of any actions taken by, or transactions entered into by, the Investors.

            (g)        Issuance of Exchange Common Shares. The Parent has full corporate power and authority to issue the Exchange Common Shares. The issuance or delivery of the Exchange Common Shares has been duly authorized and, upon exchange of the Purchased Preferred Shares in accordance with their terms or pursuant to the Exchange Agreement, the Exchange Common Shares will be validly issued as fully paid and non-assessable Common Shares of the Parent. At the time of issuance of the Exchange Common Shares, the Investors will be the legal owner of the Exchange Common Shares and will have good title thereto free and clear of all Encumbrances, other than as may be imposed as a result of the application of any Laws applicable to the Investors or as are imposed as a result of any actions taken by, or transactions entered into by, the Investors.

            (h)        Issuance of Special Voting Shares. The Parent has full corporate power and authority to issue the Special Voting Shares. The issuance of the Special Voting Shares in accordance with the terms of the Voting Trust Agreement has been duly authorized and, upon payment therefor, the Special Voting Shares will be validly issued as a fully paid and non-assessable Special Shares, Series 1 of the Parent. At the Closing Time, the Trustee will be the registered owner of the Special Voting Shares and will have good title thereto free and clear of all Encumbrances, other than as may be imposed as a result of the application of any Laws applicable to the Trustee or as are imposed as a result of any actions taken by, or transactions entered into by, the Trustee, including the Voting Trust Agreement.

            (i)        No Violation. The execution and delivery by the Parent and the Issuer of each Transaction Agreement to which it is a party, and the performance by it of its obligations thereunder, including, the issuance of the Purchased Preferred Shares and the Exchange Common Shares to the Investors and of the Special Voting Shares to the Trustee, will not: (i) result in any violation of the provisions of the articles, by-laws or other constating documents of the Parent or the Issuer; (ii) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Contract to which the Parent, the Issuer or the other Material Subsidiaries of the Parent is a party or by which the Parent, the Issuer or the other Material Subsidiaries of the Parent is bound or to which any of the property or assets of the Parent, the Issuer or the other Material Subsidiaries is subject; or (iii) result in any violation of the provisions of any Law or Order applicable to the Parent, the Issuer or the other Material Subsidiaries of the Parent, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Material Adverse Effect.

            (j)        Consents and Approvals. No consent, approval, authorization or filing of or with any Governmental Entity by the Parent or the Issuer is required for the issue and sale of the Purchased Preferred Shares, the Exchange Common Shares and the Special Voting Shares or the consummation by the Parent or the Issuer of the transactions contemplated by the Transaction Agreements, other than: (i) the filing by the Parent under applicable Securities Laws of a Form 45-106F1 – Report of Exempt Distributions with the Ontario Securities Commission; (ii) the approval of, and the filings required to be made, prior to or following Closing under the published rules of the TSX and NASDAQ; (iii) the filing of Form D with the SEC and such filings as are required to be made under applicable state securities laws in the United States; (iv) the filing of one or more Current Reports on Form 8-K by the Parent to report the execution of this Agreement and the transactions contemplated hereby; and (v) any other consent, approval, authorization or filing obtained or made by the Parent or the Issuer on or prior to the date hereof.

            (k)        Compliance with Laws. None of the Parent, the Issuer or any other Material Subsidiary of the Parent is in violation of its articles or certificate of incorporation, by-laws or other constating documents. None of the Parent, the Issuer or any other Material Subsidiary of the Parent is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material Contract to which it is a party or by which it or any of its properties or assets may be bound, except (i) as disclosed in the Public Disclosure Documents, (ii) such default resulting from any announced product recalls or market withdrawals, voluntary or otherwise, of products processed, manufactured, distributed or sold by the Parent or its subsidiaries or (iii) such default which would not have a material adverse effect on the business, operations and financial condition of the Parent and its Material Subsidiaries, taken as a whole. To the knowledge of the Parent, there are not, and since January 1, 2015 there have not been, any unannounced product recalls or material market withdrawals, voluntary or otherwise, of products processed, manufactured, distributed or sold by the Parent or its subsidiaries. The Parent, the Issuer and the other Material Subsidiaries of the Parent are and have been in compliance with, and conduct their businesses in conformity with, all applicable Laws, except where the failure to be in compliance or conformity (x) results from any announced product recalls or market withdrawals, voluntary or otherwise, of products processed, manufactured, distributed or sold by the Parent or its subsidiaries or (y) would not reasonably be expected to have a Material Adverse Effect.

            (l)        Regulatory Matters. The Parent is a "reporting issuer" in each of the Reporting Jurisdictions and is not included in a list of defaulting reporting issuers maintained by the Securities Regulators of any such jurisdictions. The Parent has not taken any action to cease to be a reporting issuer in any jurisdiction in which it is a reporting issuer, and has not received any notification from a Securities Regulator seeking to revoke the Parent's reporting issuer status. As of their respective filing dates, each of the Public Disclosure Documents complied with the requirements of applicable Securities Laws in all material respects and none of the Public Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, the Parent is eligible to register the resale of Common Shares by the Investors on Form S-3 promulgated under the U.S. Securities Act.

            (m)        Listing of Common Shares. The Common Shares are listed and posted for trading on the TSX and NASDAQ and no Order ceasing or suspending trading in any securities of the Parent or prohibiting the sale or issuance of the Purchased Preferred Shares or the Exchange Common Shares or the trading of any of the Parent's or the Issuer's issued securities has been issued and no (formal or informal) proceedings for such purpose are pending or contemplated by the Parent or, to the knowledge of the Parent or the Issuer, have been threatened.

            (n)        Financial Statements. The Financial Statements present fairly in all material respects the financial position of the Parent as of the respective dates of such financial statements and schedules, and the results of operations and cash flows of the Parent and its subsidiaries for the respective periods covered thereby. Such Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis as certified by the independent public accountants named in Section 3.1(o) below.

            (o)        Independence of Auditors. Deloitte LLP, who has audited the Audited Financial Statements and reviewed the Interim Financial Statements, (i) are independent public accountants as required by the U.S. Securities Act, the Canadian Securities Laws and the rules of the Public Company Accounting Oversight Board (United States) (the "PCAOB"), (ii) have been appointed by an audit committee comprised entirely of independent directors of the board of directors of the Parent, (iii) are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X under the U.S. Securities Act and (iv) are a registered public accounting firm as defined by the PCAOB whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

            (p)        Internal Controls. The Parent maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the U.S. Exchange Act) that complies with the requirements of the U.S. Exchange Act and NI 52-109 and has been designed by the Parent's principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Except as otherwise disclosed in the Public Disclosure Documents, since the date of the Audited Financial Statements, the Parent is not aware of (i) any material weaknesses in its internal control over financial reporting or (ii) any change in its internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Parent's internal control over financial reporting.

            (q)        Disclosure Controls & Procedures. The principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Parent have duly made the certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and any related rules and regulations promulgated by the SEC and under NI 52-109, and the statements contained in any such certification are complete and correct as of the respective dates thereof. The Parent has established and maintains and evaluates "disclosure controls and procedures" (as such term is defined in Rule 13a-15(e) under the U.S. Exchange Act). Such disclosure controls and procedures are (i) designed to ensure that material information relating to the Parent is made known to the Parent's principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and (ii) effective.

            (r)        Accounting Controls. Each of the Parent and its subsidiaries makes and keeps accurate books and records, in all material respects. Each of the Parent and its subsidiaries maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

            (s)        No Material Change. Except as disclosed in the Public Disclosure Documents, since January 2, 2016, no change has occurred in any of the business, condition (financial or otherwise), operations, results of operations, capital, property, assets or liabilities of the Parent and its subsidiaries, taken as a whole, which has had or would reasonably be expected to have a Material Adverse Effect. Since the date of the Interim Financial Statements, except as (A) described therein, and (B) for the transactions contemplated by the Transaction Agreements, (i) the Parent and its subsidiaries on a consolidated basis have not incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business, which liabilities, obligations, transactions or contracts would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Parent has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock and (iii) there has not been any material change in the capital stock or long-term indebtedness of the Parent on a consolidated basis.

            (t)        Litigation. Except (i) as otherwise disclosed in the Public Disclosure Documents, (ii) as may result from any announced product recalls or market withdrawals, voluntary or otherwise, of products manufactured by the Parent or its subsidiaries or (iii) for any such actions, suits, investigations or proceedings which, if adversely determined against the Parent or a Material Subsidiary would not have a material adverse effect on the business, operations and financial condition of the Parent and its Material Subsidiaries, taken as a whole, (x) there are no legal or governmental actions, suits, investigations or proceedings before or by any Governmental Entity pending or, to the knowledge of the Parent, threatened to which the Parent or any of its Material Subsidiaries is or may be a party or of which property owned or leased by the Parent or any of its Material Subsidiaries is or may be the subject, or related to environmental or discrimination matters, or to this Agreement, any Transaction Agreement or consummation of the transactions contemplated thereby, (y) no material labour disturbance by the employees of the Parent or any of its Material Subsidiaries exists or, to the knowledge of the Parent, is imminent or being threatened and (z) neither the Parent nor any of its Material Subsidiaries is a party or subject to the provisions of any material Order of any Governmental Entity.

            (u)        No Labour Disputes. Except as otherwise disclosed in the Public Disclosure Documents, neither the Parent nor any of its Material Subsidiaries is involved in any labour dispute which to the knowledge of the Parent would result in a work stoppage or a claim that could have a material and adverse effect on the business or operations of the Parent on a consolidated basis, nor, to the knowledge of the Parent, is any such dispute threatened. Except as otherwise disclosed in the Public Disclosure Documents, neither the Parent nor any of its Material Subsidiaries has been in violation of the Fair Labor Standards Act or other applicable U.S. or non-U.S. legal requirements related to the hours worked by and payments made to their employees which, to the knowledge of the Parent, would result in a work stoppage or a claim that could have a material and adverse effect on the business or operations of the Parent on a consolidated basis. Neither the Parent nor any of its Material Subsidiaries is party to or bound by any collective bargaining agreement or other contract with any labor organization, trade union, or similar employee representative. To the knowledge of the Parent, there are no ongoing or threatened union organizing activities involving employees of Parent or any of its Material Subsidiaries.

            (v)        Title to Real and Personal Property. The Parent and its Material Subsidiaries have good and marketable title to all real property and good and marketable title to all other tangible properties and assets described in the Public Disclosure Documents as owned by it, in each case free and clear of all Encumbrances, except such as (i) are described in the Public Disclosure Documents or (ii) do not materially affect the value of such properties, taken as a whole, and do not interfere with the use made and proposed to be made of such properties by the Parent and its Material Subsidiaries. Any real property and buildings held under lease by the Parent and its Material Subsidiaries are held under valid, subsisting and enforceable leases with such exceptions as would not materially interfere with the use made and proposed to be made of such property and buildings by the Parent and its Material Subsidiaries. The Parent and its Material Subsidiaries own or lease all such properties as are necessary to its operations as now conducted and described in the Public Disclosure Documents.

            (w)        Compliance with Environmental Laws. Except as otherwise disclosed in the Public Disclosure Documents, the Parent and its subsidiaries (i) are, and to the knowledge of the Parent have for the past three years been, in compliance in all material respects with all applicable Laws relating to the protection of human or occupational health and safety (in each case, to the extent relating to exposure to hazardous or toxic substances or wastes, pollutants or contaminants, or any other substances, materials or wastes for which liability or standards of conduct may be imposed (collectively, "Hazardous Substances") or the pollution or protection of the environment, including the storage, handling or transportation of, or exposure to, Hazardous Substances (collectively, "Environmental Laws"), (ii) have received and maintained all Permits, licenses or other approvals required of it under Environmental Laws that are material to the Parent and its subsidiaries on a consolidated basis to conduct their businesses or occupy their facilities, (iii) are, and to the knowledge of the Parent have for the past three years been, in compliance in all material respects with all terms and conditions of any such Permit, license or approval, (iv) have not received any notice, demand, letter or claim alleging any material violation of, or material liability under, Environmental Laws that are material to the Parent and its subsidiaries on a consolidated basis, (v) have not treated, stored, disposed or arranged for the disposal of, transported, handled, released, manufactured, distributed, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case so as to give rise to any material liability under Environmental Laws, and (vi) have not assumed or become subject to any material liability of any other Person relating to Environmental Laws. The Parent, in its reasonable judgment, has concluded that any costs or liabilities associated with Environmental Laws applicable to the Parent and its subsidiaries (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any liabilities to third parties) would not reasonably be expected to have a Material Adverse Effect.

            (x)        Permits. The Parent and the Material Subsidiaries possess all material licenses, certificates, authorizations or permits issued by the appropriate Governmental Entities (including, without limitation, the FDA) that are necessary to enable the Parent to own, lease and operate its properties and to carry on its business on a consolidated basis as presently conducted (collectively, the "Permits"), and such Permits are in full force and effect in all material respects. The Parent has fulfilled and performed all of its obligations with respect to such Permits in all material respects. To the knowledge of the Parent, neither the Parent nor any of its Material Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Permit. All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for any and all requests for a Permit from the FDA or other Governmental Entity relating to the Parent, its business and its products, when submitted to the FDA or other Governmental Entity by or on behalf of the Parent, were true, complete and correct in all material respects. Any necessary or required material updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports and statistics and other data have been submitted to the FDA or other Governmental Entity. To the knowledge of the Parent, there are no facts or circumstances that would reasonably be expected to give rise to any material liability of the Parent under any such Permits. The Parent and, to the knowledge of the Parent, its directors, officers, employees and agents have operated and currently are in compliance with applicable statutes and implementing regulations administered or enforced by the FDA, or any other Governmental Entity governing the conduct of the Parent's business as presently conducted, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

            (y)        No Shutdowns, Prohibitions or Warnings. Since January 1, 2015, except as otherwise described in the Public Disclosure Documents, the Parent has not had any product or manufacturing site (whether Parent-owned or that of a contract manufacturer for Parent products or product candidates) subject to a Governmental Entity (including, without limitation, the FDA) shutdown or import or export prohibition that has materially interfered with the business of the Parent on a consolidated basis . To the knowledge of the Parent, neither the FDA nor any other Governmental Entity has threatened such action. The Parent does not have any outstanding FDA Form 483 or other non-ordinary course Governmental Entity notice of inspectional observations, "warning letter" or other correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws, except for such allegations or assertions that would not materially interfere with the business of the Parent on a consolidated basis.

            (z)        Intellectual Property. The Parent owns, or possesses and/or has been granted valid and enforceable licenses to use, all material Intellectual Property necessary for, or used in, the conduct of its business as such business is described in the Public Disclosure Documents. The Parent has no knowledge of any material infringement, misappropriation or other violation by third parties of any of the Intellectual Property owned by the Parent, nor is there any pending or, to the knowledge of the Parent, threatened action, suit, proceeding or claim by others challenging the Parent's rights of title or other interest in or to any Intellectual Property owned by the Parent, and the Parent does not know of any facts which would form a reasonable basis for any such claim. There is no pending or, to the knowledge of the Parent, threatened action, suit, proceeding or claim by others challenging the validity and scope of any Intellectual Property owned by the Parent, and the Parent does not know of any facts which would form a reasonable basis for any such claim. Neither the Parent nor the conduct of its business as such business is described in the Public Disclosure Documents has infringed, misappropriated, or otherwise violated any Intellectual Property of any third party and there is no pending or, to the knowledge of the Parent, threatened action, suit, proceeding or claim by others alleging any of the foregoing, and the Parent is unaware of any facts which would form a reasonable basis for any such claim, in each case except for such infringement, misappropriation, violation, claims or facts as would not reasonably be expected to have a Material Adverse Effect. The Parent is not aware of any grounds for an interference proceeding before the U.S. Patent and Trademark Office, the Canadian Intellectual Property Office, or any similar intellectual property office or agency of any jurisdiction in relation to any of the Intellectual Property registrations or applications currently owned or applied for by the Parent. All present employees of the Parent that have conceived, authored, developed or otherwise created Intellectual Property for the Parent or have had access to any confidential information of the Parent have entered into agreements or executed acknowledgments pursuant to which such person (i) agrees or acknowledges its obligation to maintain and protect the confidential information of the Parent and (ii) assigns to the Parent all Intellectual Property conceived, authored, developed or otherwise created by such person in the course of his, her, or its employment or other relationship with the Parent. There is no pending or, to the knowledge of the Parent, threatened action, suit proceeding or claim by any current or former employee, consultant or agent of the Parent seeking either ownership rights to any invention or other intellectual property right or compensation from the Parent for any invention or other intellectual property right made by such employee, consultant or agent in the course of his/her employment with the Parent or otherwise. The Public Disclosure Documents fairly and accurately describe in all material respects the Parent's rights with respect to the Intellectual Property. The Parent and its subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all their Intellectual Property in all material aspects, and the Parent has no reason to believe that such Intellectual Property is not or, if not yet patented or registered, would not be, valid and enforceable against an unauthorized user. The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems used or relied on by the Parent are sufficient, in all material respects, for the conduct of its business as such business is described in the Public Disclosure Documents. Parent is, and has been for the past two years in compliance with all data security and privacy Laws applicable to the Parent, in all material respects, and no written notices have been received by, and the Parent has no knowledge of any claims, charges or complaints that have been made against Parent, alleging a violation of any such Laws. The Parent has no knowledge of any actual or written alleged material incidents of unauthorized access or use of any personal or other sensitive information in the Parent's possession or under the Parent's control.

            (aa)      Taxes. The Parent and each of the Material Subsidiaries have filed all necessary federal (United States, Canadian or otherwise), provincial, state and foreign income and franchise tax returns, each of which has been true and correct in all material respects, or have requested and have received extensions thereof, and have paid, charged, deducted, withheld, collected and remitted on a timely basis all taxes as required under applicable Laws (including any interest, additions to tax or penalties applicable thereto). Other than tax deficiencies that the Parent or any Material Subsidiary is contesting in good faith and for which the Parent or such Material Subsidiary has provided adequate reserves, there is no tax deficiency that has been asserted against the Parent or any of the Material Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect. Although there are ongoing transfer pricing audits in respect of transactions between the Parent and its subsidiaries and taxation authorities have asked numerous questions and for copies of supporting documentation, no indication has been received by the Parent or its subsidiaries from any taxation authorities that any transfer pricing assessment or reassessment is proposed. For all transactions between the Parent, on the one hand, and any non-resident Person with whom the Parent was not dealing at arm's length for the purposes of the Income Tax Act (Canada), on the other hand, during a taxation year commencing after 1998 and ending on or before the date hereof, the Parent has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).

            (bb)      FIRPTA. Neither the Parent nor the Issuer is a "United States real property holding company" within the meaning of Section 897(b)(2) of the Internal Revenue Code of 1986.

            (cc)      Investment Company Act. Neither the Parent nor the Issuer is, and after giving effect to the issuance and sale of the Purchased Preferred Shares and the other transactions contemplated by the Transaction Agreements, neither will be, an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

            (dd)      Solvency. The Parent and each Material Subsidiary is, and on the Closing Date after giving effect to the transactions contemplated by the Transaction Agreements will be, solvent.

            (ee)      Insurance. Each of the Parent and its Material Subsidiaries maintains insurance of the types and in the amounts which, at the time such insurance was acquired, was deemed adequate for its business, including, but not limited to, insurance covering real and personal property owned or leased by it against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by companies in similar industries as the Parent and its subsidiaries, all of which insurance is in full force and effect. The Parent has disclosed to the Investors all insurance policies maintained by the Parent and its Material Subsidiaries covering product contamination risks.

            (ff)      Compliance with Anti-Corruption Laws. Neither the Parent nor any of its subsidiaries, nor any director or officer of the Parent or its subsidiaries, nor, to the knowledge of the Parent, any agent, employee or representative of the Parent or its subsidiaries, or any Affiliate or other Person associated with or acting on behalf of the Parent or its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment of corporate funds or benefit to any foreign or domestic government or regulatory official or employee, including, without limitation, of any government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Parent has instituted, maintained and enforced, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

            (gg)      ERISA. The Parent, its subsidiaries, its ERISA Affiliates (as defined below) and any "employee benefit plan" (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, "ERISA")), whether or not subject to ERISA, and any other benefit or compensation plan, program, policy, agreement or arrangement that is or was established, sponsored, maintained, contributed to or administered by the Parent, its subsidiaries or its ERISA Affiliates (as defined below) (each, a "Benefit Plan") are and have been in compliance in all material respects with ERISA, the Code (as defined below) and any other applicable laws, regulations, or rulings, and all such plans have been established, maintained, funded and administered in all material respects in accordance with their terms and the terms of any applicable contracts or agreements and are fully funded and expensed in accordance with generally accepted accounting principles. "ERISA Affiliate" means each Person that could be treated at any relevant time as a single employer or member of any controlled group of organizations with the Issuer pursuant to Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the "Code"). Except as would not reasonably be expected to result in material liability to the Parent and its subsidiaries, (i) no "reportable event" (as defined under Section 4043 of ERISA) or other claim (other than routine claims for benefits), dispute, audit, investigation or proceeding has occurred or is reasonably expected to occur with respect to any Benefit Plan, (ii) no Benefit Plan, if such Benefit Plan were terminated, would have any "amount of unfunded benefit liabilities" (as defined under Section 4062 or 4069 of ERISA), and (iii) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of an unexpired favorable determination letter issued by the Internal Revenue Service and nothing has occurred, whether by action or failure to act, which would reasonably be expected to cause the loss of or adversely affect such qualification. None of the Parent's U.S. subsidiaries nor any of their ERISA Affiliates has incurred or would reasonably expect to incur (i) any liability under Title IV of ERISA or Sections 412 or 4971 of the Code, (ii) any material liability under Sections 4975, 4980B, 4980D or 4980H of the Code, or (iii) any liability or obligation to provide retire or post-employment health or life insurance benefits (other than as required by Section 4980B of the Code). Neither the Parent nor any of its subsidiaries has incurred or would reasonably expect to incur any material liability under any applicable non-U.S. Benefit Plan or pension or benefit laws, regulations or rulings which has not been fully funded or expensed in accordance with generally accepted accounting principles. No Benefit Plan is, or would reasonably be expected to be, (i) in "at-risk" status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) in "critical and declining" status (within the meaning of Section 305 of ERISA) or (iii) subject to liability or the imposition of a lien under Section 436 or 430(k) of the Code, ERISA or other applicable non-U.S. pension legislation.

            (hh)      No Director or Officer Proceedings. To the knowledge of the Parent, except as otherwise disclosed in the Public Disclosure Documents, none of the directors or officers of the Parent or any of its subsidiaries (or such shareholders' respective principals) is or has ever been subject to prior regulatory, criminal or bankruptcy proceedings in the United States, Canada or elsewhere.

            (ii)      Compliance with Money Laundering Laws. The operations of the Parent and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable money laundering statutes of all jurisdictions in which the Parent and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the "Money Laundering Laws"), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent or its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

            (jj)      International Trade Matters. Neither the Parent nor any of its subsidiaries, nor any director or officer of the Parent or its subsidiaries, nor, to the knowledge of the Parent, any agent, employee or representative of the Parent or its subsidiaries, or any Affiliate or other Person associated with or acting on behalf of the Parent or its subsidiaries is: (i) currently the subject or target of, or in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person that is the subject or a target of, any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including, without limitation, the designation as a "specially designated national" or "blocked person"), the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority (collectively, "Sanctions"), or (ii) located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria (each, a "Sanctioned Country"). The Parent will not directly or indirectly use the proceeds of the offering of the Purchased Preferred Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person or entity (i) to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Parent and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person that is or was the subject or target of Sanctions, or with any Sanctioned Country.

            (kk)      Takeover Protections. Assuming the Investors do not beneficially own (as defined in the Shareholder Rights Plan) any Common Shares of the Parent immediately prior to giving effect to the transactions contemplated hereunder, neither Investor will become an acquiring person (as defined in the Shareholder Rights Plan) for purposes of the Shareholder Rights Plan as a result of the acquisition of the Purchased Preferred Shares and the Special Voting Shares.

3.2                    Representations and Warranties of the Investors

                          Each Investor, severally for itself and not jointly, hereby represents, warrants and acknowledges to the Parent and the Issuer as follows as of the date hereof and acknowledges that the Parent and the Issuer are relying on such representations, warranties and acknowledgements in connection with the entering into of this Agreement and the performance of their obligations hereunder:

(a)

Organization. It is organized and validly existing under its jurisdiction of origination or formation, with power (corporate or other and authority to own or to hold its Proportionate Share of the Purchased Preferred Shares and to complete the transactions to be completed by it as contemplated in the Transaction Agreements.

(b)

Authorization. It has the requisite power and authority to enter into each of the Transaction Agreements to which it is a party, and to perform its obligations thereunder. Each of the Transaction Agreements to which it is a party (i) has been duly authorized, (ii) has been duly executed and delivered by it and (iii) is a valid and binding agreement of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(c)

No Violation. The execution and delivery by it of each Transaction Agreement to which it is a party, and the performance of its obligations thereunder, including the purchase of its Proportionate Share of the Purchased Preferred Shares, does not and will not result in any violation of the (i) provisions of its constating documents or (ii) the provisions of any Law or Order applicable to it, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to materially delay or hinder the ability of such Investor to perform its obligations under the Transaction Agreements.

(d)

Consents and Approvals. No consent, approval, authorization or filing of or with any Governmental Entity is required by it to purchase its Proportionate Share of the Purchased Preferred Shares or to complete the transactions contemplated by the Transaction Agreements that are to be completed on the date hereof, other than filings under applicable Securities Laws.

(e)	Residency. It is resident in the United States.

(f)	No Offering Document. It has not received any offering document or disclosure document relating to the Purchased Preferred Shares, the Exchange Common Shares or the Parent and its subsidiaries.

(g)

Collection of Information. It acknowledges that: (i) the Parent may deliver to the Ontario Securities Commission certain "personal information" pertaining to it, including its full name, address, telephone number and email address, the number of securities subscribed by it hereunder and the total purchase price paid for such securities, the prospectus exemption relied on by the Parent and the date of distribution of the securities; (ii) such information is being collected indirectly by the Ontario Securities Commission under the authority granted to it in securities legislation; (iii) such information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and (iv) it may contact Administrative Assistant to the Director of Corporate Finance, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario, M5H 3S8, Telephone: (416) 593-8086 with respect to questions about the Ontario Securities Commission's indirect collection of such information. It acknowledges that its name and other specified information, including the number of securities subscribed for hereunder, may be disclosed to: (x) other Securities Regulators and may become available to the public in accordance with the requirements of applicable Laws; and (y) authorities pursuant to applicable Money Laundering Laws. It consents to the disclosure of all such information.

(h)

No Registration. It acknowledges that the Purchased Preferred Shares and the Exchange Common Shares have not been and will not be registered under the U.S. Securities Act, and may not be offered or sold in the United States or to U.S. persons unless registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

(i)

No Broker's Fees. It is not party to any Contract with any Person that would give rise to a valid claim against the Parent or the Issuer for a brokerage commission, finder's fee or like payment in connection with the issuance and sale of the Purchased Preferred Shares or the transactions contemplated by the Transaction Agreements.

(j)

Private Placement. It is an "accredited investor" within the meaning of NI 45-106 and Regulation D under the U.S. Securities Act and is purchasing its Proportionate Share of the Purchased Preferred Shares as principal, solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof . It represents that:

(i)

it understands that the Purchased Preferred Shares and the Exchange Common Shares are being offered on a "private placement" basis exempt from registration under Securities Laws, and, therefore, may not be transferred or sold in the United States except pursuant to the registration provisions of the U.S. Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable;

(ii)	it understands that no Securities Regulator has reviewed or passed on the merits of the Purchased Preferred Shares or the Exchange Common Shares;

(iii)	it understands that there is no government or other insurance covering the Purchased Preferred Shares or the Exchange Common Shares;

(iv)	it understands that there are risks associated with the purchase of the Purchased Preferred Shares and the Exchange Common Shares; and

(v)

it understands that there are restrictions on its ability to resell the Purchased Preferred Shares and the Exchange Common Shares under applicable Laws, it is its own responsibility to find out what those restrictions are and to comply with them before selling the Purchased Preferred Shares or the Exchange Common Shares and, except as otherwise set out in the Transaction Agreements, neither the Parent nor the Issuer has agreed to take any action to facilitate such resale in accordance with applicable Laws.

(k)

Legended Stock. It acknowledges that prior to the expiry of any applicable hold period under applicable Securities Laws, the certificates representing the Purchased Preferred Shares and the Exchange Common Shares will bear such legend or legends as may, in the opinion of counsel to the Parent and the Issuer, be necessary in order to avoid a violation of any Securities Laws or to comply with the requirements of the TSX or NASDAQ, provided that if, at any time, in the opinion of counsel to the Parent and the Issuer, such legends are no longer necessary in order to avoid a violation of any such Laws, or the holder of any such legended certificate, at the holder's expense, provides the Parent and the Issuer with evidence satisfactory in form and substance to the Parent and the Issuer (which may include an opinion of counsel satisfactory to the Parent and the Issuer) to the effect that such holder is entitled to sell or otherwise transfer such Purchased Preferred Shares and Exchange Common Shares in a transaction in which such legends are not required, such legended certificate may thereafter be surrendered to the Parent and the Issuer in exchange for a certificate which does not bear such legend.

(l)

Investor Due Diligence. It acknowledges and agrees that, the Parent has afforded the Investors, their Affiliates and their respective agents, advisors and representatives an opportunity to review the Parent and its Material Subsidiaries and the business that they operate and documentation, contracts, agreements, reports, third party deliveries, financials and other information related thereto (collectively, the "Parent Diligence Information") prior to the date hereof and that the Investors have completed such review to their satisfaction.

3.3                    Survival of Representations and Warranties

                          The representations and warranties of a party herein shall survive until the date that is 18 months from the Closing Date, unless bona fide notice of a claim shall have been made in writing before such date, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim; provided that the representations and warranties set out in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.1(h) and 3.1(i) and Sections 3.2(a), 3.2(b), 3.2(c) and 3.2(e), shall continue in full force and effect without limitation of time. Notwithstanding the foregoing, a claim for any breach of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation may be made at any time following the date of this Agreement, subject only to applicable limitation periods imposed by applicable Law.

ARTICLE 4
INDEMNIFICATION

4.1                    Indemnity of the Parent and the Issuer

                          The representations, warranties and covenants of the Parent and the Issuer contained in this Agreement are made jointly and severally by the Parent and the Issuer with the intent that they may be relied upon by the Investors in entering into this Agreement, determining whether to purchase the Purchased Preferred Shares and consummating the transactions contemplated hereby, and the Parent and the Issuer covenant and agree to indemnify and save harmless the Investors (and their respective Affiliates, shareholders, officers and directors) (collectively, the "Investor Indemnitees") from and against all (i) civil or administrative penalties imposed on the Investor Indemnitees arising from violations or alleged violations of applicable Laws and (ii) Losses, including amounts paid to settle actions (provided that the Parent and the Issuer have previously consented to such settlement) or satisfy judgements or awards suffered by the Investor Indemnitees, in each case caused by or arising directly or indirectly by reason of any inaccuracy in or breach by the Parent or the Issuer of any representation, warranty or covenant made by it under this Agreement.

4.2                    Indemnity by the Investors

                          The representations, warranties and covenants of the Investors contained in this Agreement are made severally and not jointly by the Investors with the intent that they may be relied upon by the Parent and the Issuer in entering into this Agreement, determining whether to issue the Purchased Preferred Shares and consummating the transactions contemplated hereby, and each Investor covenants and agrees on a several, and not a joint basis, to indemnify and save harmless the Parent and the Issuer (and their Affiliates and their respective shareholders, officers and directors) (collectively, the "Parent Indemnitees") from and against all (i) civil or administrative penalties arising from violations or alleged violations of applicable Laws and (ii) Losses, including amounts paid to settle actions (provided the Investor has previously consented to such settlement) or satisfy judgements or awards suffered by the Parent Indemnitees, in each case caused by or arising directly or indirectly by reason of any inaccuracy in or breach by any Investor of any representation, warranty or covenant made by it under this Agreement.

4.3                    Limitations

                          No claim shall be made against the Parent and/or the Issuer under Section 4.1, and no claim shall be made against an Investor under Section 4.2, until the aggregate amount of the claims asserted against such party under Sections 4.1, in the case of the Parent and the Issuer, or under Section 4.2, in the case of an Investor, shall be at least $100,000. The maximum aggregate liability of the Parent and the Issuer to the Investors under Section 4.1 shall be the Aggregate Proceeds.

4.4                    Exclusivity

                          The provisions of this Article 4 shall apply to any claim described in Section 4.1 or Section 4.2, with the intent that all such claims shall be subject to the limitations and other provisions contained in this Article 4. This provision is not intended to preclude any proceeding by any party against any other party based on fraud or fraudulent misrepresentation.

ARTICLE 5
CLOSING

5.1                    Closing

                          The Closing for the purchase and sale of the Purchased Preferred Shares shall be held at the Closing Time at the offices of Davies Ward Phillips & Vineberg LLP, 155 Wellington Street West, Toronto, Ontario, M5V 3J7.

5.2                    Closing Deliveries of the Parent and the Issuer

                          Contemporaneously with the execution of this Agreement, the Parent and the Issuer, as applicable, shall deliver or cause to be delivered to the Investors, the following:

(a)

evidence satisfactory to the Investors of: (i) the conditional approval of the TSX and NASDAQ of the Parent's issuance and sale of the Purchased Preferred Shares and the Exchange Common Shares to the Investor on the terms and conditions contemplated herein; and (ii) the conditional acceptance by each of the TSX and NASDAQ of its notice of the listing of the Exchange Common Shares;

(b)	a copy of the Lenders' Waivers;

(c)	a copy of the Issuer's amended certificate of incorporation evidencing the creation of the Preferred Shares;

(d)	a copy of the Parent's articles of amendment evidencing the creation of the Special Voting Shares;

(e)

a certificate from a duly authorized officer of the Parent certifying: (i) the articles of the Parent; (ii) the incumbency of certain officers of the Parent; and (iii) the resolutions of the board of directors of the Parent approving the issuance of the Exchange Common Shares and the Special Voting Shares, the appointment to the board of directors of the Parent, as of the Closing Date, of the Investor Nominees and the execution, delivery and performance of the Parent's obligations under each of the Transaction Agreements to which it is a party and the Observer Agreement and the consummation of the transactions contemplated hereunder and thereunder;

(f)

a certificate from a duly authorized officer of the Issuer certifying: (i) the certificate of incorporation and by-laws of the Issuer; (ii) the incumbency of certain officers of the Issuer; and (iii) the resolutions of the board of directors of the Issuer approving the issuance of the Purchased Preferred Shares, the execution, delivery and performance of the Issuer's obligations under each of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereunder and thereunder;

(g)	certificates duly executed by the Issuer representing the Purchased Preferred Shares registered in the name of the Investors;

(h)	certificate duly executed by the Parent representing the Special Voting Shares registered in the name of the Trustee;

(i)	a legal opinion addressed to the Investors, in form and substance satisfactory to the Investors and their counsel, acting reasonably, from Canadian counsel to the Parent;

(j)	a legal opinion addressed to the Investors, in form and substance satisfactory to the Investors and their counsel, acting reasonably, from United States counsel to the Issuer;

(k)

a certificate from the applicable Governmental Entity, dated as of a recent date, evidencing the good standing of each of the Parent and the Issuer in their respective jurisdiction of origination or formation; and

(l)	the following agreements, duly executed and delivered by the Parent and the Issuer, as applicable:

(i)	Investor Rights Agreement;

(ii)	Exchange Agreement;

(iii)	Voting Trust Agreement; and

(iv)	Observer Agreement.

5.3                    Closing Deliveries of the Investors

                         Contemporaneously with the execution of this Agreement, the Investors shall deliver or cause to be delivered to the Parent and the Issuer, the following:

(a)	payment of the Aggregate Proceeds in accordance with Section 1.2;

(b)	the following agreements, duly executed and delivered by the Investors and the Board Observer, as applicable:

(i)	Investor Rights Agreement;

(ii)	Exchange Agreement;

(iii)	Voting Trust Agreement; and

(iv)	Observer Agreement.

ARTICLE 6
MISCELLANEOUS

6.1                     Public Disclosure and Filings

                           Neither the Parent, the Issuer, nor any Investor shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Each party shall use commercially reasonable efforts to permit the other parties to review and comment on all such public announcements prior to the release or filing thereof. Notwithstanding the foregoing, the Investors hereby acknowledge and agree that the Parent may publicly disclose the terms of the Transaction Agreements and file the Transaction Agreements and the terms of the Preferred Shares and the Special Voting Shares as required by applicable Securities Laws; provided that the Parent will consider, acting reasonably, any request by the Investors for redactions to, or confidential treatment of, such materials to the extent permitted under applicable Securities Laws. Parent hereby acknowledges and agrees that the Investors may make such filings as required by applicable Securities Laws with respect to their ownership of the Purchased Preferred Shares, the Special Voting Shares and the Exchange Common Shares.

6.2                     Notices

            (a)        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	in the case of the Investors:

c/o Oaktree Principal Fund VI (Delaware), L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90017

Attention: Ted Crockin Facsimile: 213.830.6293 E-mail: tcrockin@oaktree.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60601

Attention: Dennis M. Myers and Hamed Meshki Facsimile: 312.862.2200 and 213.808.8145
E-mail: dennis.myers@kirkland.com and hmeshki@kirkland.com

and

Stikeman Elliott LLP
1155 Rene-Levesque West, 40th Floor Montreal, Quebec H3B 3V2

Attention: John W. Leopold and David Masse Facsimile: 514.397.3222
E-mail: jleopold@stikeman.com and dmasse@stikeman.com

(ii)	in the case of the Parent or the Issuer:

2233 Argentia Road, Suite 401 Mississauga, Ontario L5N 2X7

Attention: General Counsel Facsimile: 952.835.1991 E-mail: jill.barnett@sunopta.com with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West Toronto, Ontario M5V 3J7

Attention:        Patricia Olasker
Facsimile:         416.863.0871
E-mail:               polasker@dwpv.com

            (b)        Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Toronto time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

            (c)        Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 6.2.

6.3                   Amendments and Waivers

                         No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

6.4                   Assignment

                         No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other parties.

6.5                   Successors and Assigns

                         This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

6.6                   Further Assurances

                         Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

6.7                   Counterparts

                         This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

6.8                    Expenses

                         Each party will bear their own expenses in connection with the negotiation, preparation, execution and performance of this Agreement and the other Transaction Agreements and the transactions contemplated herein and therein, except as otherwise specifically agreed.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first written above.

SUNOPTA INC.

by ______________________
Name: Robert McKeracher
Title: VP

SUNOPTA FOODS INC.

by ______________________
Name: Robert McKeracher
Title: VP

Signature Page - Securities Subscription Agreement

OAKTREE ORGANICS, L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By: ______________________

Name: Zach Serebrenik
Title: Authorized Signatory

By: ______________________

Name: Ted Crockin
Title: Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND II, L.P.

By: Oaktree Huntington Investment Fund II GP, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By: ______________________

Name: Zach Serebrenik
Title: Authorized Signatory

By: ______________________

Name: Ted Crockin
Title: Authorized Signatory

Signature Page - Securities Subscription Agreement

SCHEDULE A

INVESTORS' PROPORTIONATE SHARE

Investor	Purchased Preferred Shares	Percentage of Purchased Preferred Shares	Aggregate Proceeds
Oaktree Organics, L.P.	71,196	83.76%	$71,196,000.00
Oaktree Huntington Investment Fund II, L.P.	13,804	16.24%	$13,804,000.00
Total	85,000	100.00%	$85,000,000.00

SCHEDULE B

MATERIAL SUBSIDIARIES

SunOpta Foods Inc.

SunOpta Grains and Foods Inc.

SunOpta Companies Inc.

Tradin Organics USA LLC

Cooperatie SunOpta UA

The Organic Corporation BV

Tradin Organic Agriculture BV

Sunrise Growers Inc.